Exhibit 3.3
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DIGITAL ANGEL CORPORATION

Digital Angel Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that an original Certificate of Incorporation was filed with the Secretary of State on December 1, 1981 under the name “Medical Advisory Systems, Inc.” The Corporation certifies that this Second Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. The Corporation further certifies as follows:
FIRST: The name of the corporation is Digital Angel Corporation (the “Corporation”).
SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any successor statute (the “DGCL”).
FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares. All such shares are to be common stock, par value of $0.01 per share (the “Common Stock”), and are to be of one class.
In the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation and upon any distribution of the assets of the Corporation in connection therewith, the holders of Common Stock shall be entitled to receive all the assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by them.
Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder on any matter submitted to the stockholders. Cumulative voting of shares of Common Stock is not permitted.
FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend, alter or repeal the Bylaws of the Corporation; provided, however, that the grant of such authority shall not divest the stockholders of the power, nor limit their power to adopt, amend, alter or repeal the Bylaws. The number of directors that shall constitute the whole Board of Directors of the Corporation shall be as from time to time specified in, or determined by the manner provided in, the Bylaws of the Corporation. The election of directors need not be by written ballot, unless the Bylaws so provide. In addition to the authority and powers hereinabove or by statute conferred upon the directors, the directors are hereby authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Second Amended and Restated Certificate of Incorporation and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been adopted.

SIXTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or as that provision hereafter may be amended, supplemented or replaced, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the date of the filing of this Second Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability herein, shall be limited to the fullest extent permitted by the DGCL as amended.
The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.
Neither any amendment nor repeal of this section SIXTH, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this section SIXTH, shall eliminate or reduce the effect of this section SIXTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this section SIXTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
SEVENTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this section SEVENTH.
EIGHTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL, as the same exists or hereafter may be amended.

IN WITNESS WHEREOF, Digital Angel Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this 4th day of January, 2008.

DIGITAL ANGEL CORPORATION

By:	/s/ Lorraine M. Breece

Its:	Vice President and Acting Chief Financial Officer

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